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                                                                   EXHIBIT 10.33


                             OEM PURCHASE AGREEMENT
                                     BETWEEN
                   FUJITSU COMPUTER PRODUCTS OF AMERICA, INC.
                                       AND
                           KOFAX IMAGE PRODUCTS, INC.

This Agreement is made and entered as of January 27, 1999 ("Effective Date") by and between KOFAX IMAGE PRODUCTS, INC. ("KOFAX") located at 3 Jenner Street, Irvine, CA 92618 and FUJITSU COMPUTER PRODUCTS OF AMERICA, INC.
("FCPA") located at 2904 Orchard Parkway, San Jose, CA 95134.

WHEREAS, KOFAX has developed VRS Products ("Products") as described in Exhibit A and FCPA wishes to purchase Products and incorporate such Products into FCPA's M-series scanner line to be resold to FCPA's customers, which include original equipment manufacturer ("OEM") and Distribution customers. KOFAX and FCPA, therefore, desire to enter into an OEM purchase agreement (The "Agreement") for the VRS Products.

In consideration of the mutual promises and covenants of the parties hereto and other valuable consideration, the parties hereby agree with each other as follows:

1.      DEFINITIONS

        As used in this Agreement, the following words shall have only the following meanings:

        (a) "Product(s)" shall mean the VRS Products, conforming to the specifications ("Specifications") attached hereto as Exhibit A.

        (b) "Order" shall mean a written purchase Order signed by FCPA and sent by FCPA to KOFAX by mail or facsimile.

        (c) "Deliver" and "Delivery" shall mean to transfer by KOFAX to FCPA's, designated carrier.

2.      TERM

        This Agreement shall be effective as of the Effective Date and shall continue in effect for an initial term of one (1) year. Thereafter, it will renew in one (1) year increments unless terminated pursuant to the provisions herein.

3.      PURCHASE ORDERS

        (a) FCPA shall purchase the Products pursuant to written Orders that will be submitted by FCPA by the twentieth (20th) day of each month.


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        (b)     The Terms of this Agreement prevail over any pre-printed
                conditions appearing on any form. The printed conditions appearing on any pre-printed form or purchase Order shall not be applied if they are incompatible with the provisions of this Agreement. Each written Order placed by FCPA pursuant to this Agreement shall state that it is subject to the terms of this Agreement, shall identify the Products Ordered and shall include the following information:

                (i) Description of the Products Ordered using FCPA's assigned Product number and KOFAX's assigned part number;

                (ii)    Quantities and requested Delivery schedule;

                (iii) Shipping instructions including assigned carrier and destination address;

        (c) If an Order is sent by facsimile, the Order shall be followed by the original sent by mail.

        (d) KOFAX shall deliver Products to FCPA pursuant to a written Order accepted and acknowledged by KOFAX in accordance with the requested Delivery schedule. Lead time required for Delivery is sixty (60) days from the date of KOFAX's acceptance of each Order for normal Orders. FCPA shall have three (3) business days in which to notify KOFAX that the acknowledged Delivery dates not meet FCPA's requirements and KOFAX shall use commercially reasonable efforts to reschedule the Order for an earlier date as mutually agreed between the parties. FCPA may cancel, without penalty any Order delayed in excess of sixty (60) days beyond the acknowledged Delivery date.

        (e) Any Order given by FCPA will be deemed accepted by KOFAX unless it is rejected by KOFAX within two (2) working days after KOFAX receives it. KOFAX shall be obligated to accept Orders that conform to, but do not exceed by twenty-five percent (25%) any forecast provided by FCPA. Upon such acceptance, each Order shall constitute an individual contract for the transaction of Products Ordered. KOFAX shall provide a written acknowledgement for each Order showing acknowledged Delivery dates, quantities and pricing.

        (f) In the case of Orders that do exceed by twenty-five percent (25%) any forecast provided by FCPA, the agreement of KOFAX is required before such Order shall be deemed to be accepted.

        (g) Unless mutually agreed, Orders for Products shall not exceed the rolling forecast by more than twenty-five percent (25%).

        (h) If KOFAX expects to ship Products late, Products shall be shipped via next day airfreight. The difference between airfreight and normal freight charges will be paid for by KOFAX, if Products arrive at KOFAX on or before the Order due date. However, if the Products arrive at KOFAX after the Order due date, the expense for air freight shall be paid for by KOFAX.


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4.      BUFFER STOCK

        KOFAX will maintain a buffer stock amount of Products to be ordered under this Agreement equal to two (2) weeks in inventory and one (1) week in transit according to the then current rolling forecast. This buffer stock will be considered consigned for FCPA and will be purchased upon termination of this Agreement as defined in Section 30.

5.      EMERGENCY ORDERS

        KOFAX shall maintain a stock of Product for emergency Product Orders at a quantity to be determined mutually between KOFAX and FCPA.

        Emergency Orders of Products shall be delivered within twenty-four (24) hours of receipt of such Order, provided such Products are available from KOFAX. If necessary KOFAX may pull Product for emergency Orders from the buffer stock provided KOFAX uses reasonably commercial efforts to replenish the buffer stock immediately. Emergency Orders are deemed to be those Orders in which a Product is needed immediately because of a service related issue and not for fulfillment purposes.

6.      FORECAST

        By the twentieth (20th) day of each month, FCPA will provide a non-binding six (6) month rolling forecast to KOFAX.

7.      CHANGE/CANCELLATION OF ORDER

        (a) Orders accepted by KOFAX may be modified or cancelled by FCPA with written notice to KOFAX thirty (30) calendar days prior to the acknowledged date of shipment. If such Orders cancelled less than sixty (60) days prior to the acknowledged ship date may be subject to reimbursement of the raw materials that are associated with the Product that cannot be re-used or re-sold by KOFAX, and provided such cost for raw materials do not exceed the then current price of the Product. Should KOFAX develop and sell other VRS products that also use the raw materials listed below, KOFAX will identify and remove those raw materials from the list. The list of raw materials subject to reimbursement at the time of execution of this Agreement are as follows:

                        Part Number               Description

                        12000162-000              PCB FUJI INTERNAL SCA
                        14001018-000              CAP .33uF 50V 20% 805
                        14350045-000              RES 22 OHM, 1/8W 5% 8
                        14350047-000              RES NTWK 2.2K OHM 1/8
                        14350048-000              RES NTWK 22 OHM 1/8W
                        15250764-000              IC 74FCT162245 SSOP 4
                        15501009-000              IC DS229S TRNSM/RCVR
                        15603037-000              IC PROG QUAIL 3 MACH 1


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                        15701022-000              IC FIFO MEM 5Kx8 SOIC
                        15701023-000              IC FIFO MEM 10Kx8 TSO
                        15701025-000              IC SDRAM 4X16 TSOP 54
                        15701030-000              IC PROG FLASH ROM 256
                        15800046-001              IC DS1233DZ-10 SOT
                        15800050-002              IC RISK CNTLR MCF5206
                        15801029-000              IC FPGA 10K30A 208PQF
                        15801028-000              IC ALTERA 6024A 3.3V
                        15901005-000              IC ASIC DESKEW 208PQF
                        16100008                  CONN 37 PIN FEMALE DS
                        16100063-002              HEADER2X5SMT
                        16100066-000              CONN 44 PIN DIN MALE
                        16120005                  SHUNT JUMPER

                There will be no cancellation or reimbursement fees applicable to orders cancelled more than sixty (60) days prior to the acknowledged ship date.

        (b) Deliveries may be rescheduled one time per Order up to 100% with fifteen (15) days written notice from FCPA.

8.      DELIVERY TERMS

        Delivery terms shall be FOB Irvine, California. KOFAX shall use its best effort to ship the Product according to FCPA's then current freight routing guide, a copy of which is attached as Exhibit G. Title to and risk of loss of all Products purchased by FCPA hereunder shall pass from KOFAX to FCPA upon Delivery.

9.      PACKAGING

        All packaging materials and methods shall be KOFAX's standard commercial materials and/or the methods set forth in Exhibit B. If FCPA requests any special packaging materials or methods different from those noted above, and if KOFAX agrees to use such special materials or methods, the additional cost thereof shall be paid by FCPA. If FCPA and KOFAX agree that the standard packaging is inadequate, then KOFAX will implement improved packaging at no extra cost to FCPA.

10.     LABELING

        Labeling shall be designed in accordance with the specifications set forth in Exhibit B entitled Product Requirements.


11.     PRICES

        (a) The price to be paid by FCPA to KOFAX for the Product is attached as Exhibit C.


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        (b)     KOFAX warrants that the price and terms set forth herein do not exceed those charged or imposed on any other customer purchasing the same Product for like quantities, terms and conditions.

        (c) If KOFAX lowers its prices for the Product that meet the pricing requirements summarized in paragraph 11 (b) during the term of the Agreement; KOFAX shall immediately extend such lower prices to FCPA. If KOFAX decreases the price of any Product purchased by FCPA and still in FCPA's inventory, FCPA will be entitled to a credit on Products delivered to and paid for by Distributor, less any prior credits granted by FCPA, in the amount of the purchase price less the new decreased price for the Products multiplied by the quantity of such Products in FCPA's inventory on the effective date of the price decrease. Similar price adjustment will also be made on (i) all such Products in transit to FCPA on the effective date of such price decrease, and (ii) all Orders for such Products previously accepted by KOFAX but remaining unshipped on the effective date of such price decrease.

        (d) Upon reasonable notice and during normal working hours, FCPA may appoint an independent auditor to review KOFAX records to determine if FCPA is receiving pricing as agreed to hereunder and that KOFAX is complying with the terms of this Agreement. KOFAX shall allow such independent auditor access to all applicable records of KOFAX for the purpose of conducting such audit. The independent auditor shall only report to FCPA whether KOFAX is complying with the terms of this Agreement.

        (e) KOFAX will engage in ongoing cost reduction efforts, and where practicable, KOFAX will pass price reductions on to FCPA.

12.     PAYMENT

        (a)     All payment for the Products shall be made in U.S. Dollars.

        (b)     Payment will be Net 45 days from date of invoice.

        (c) FCPA shall be responsible for the payment of all taxes, tax levies, or tax assessments imposed on the subject transactions or Products. FCPA shall be responsible for providing in a timely manner all documentation, in the nature of exemption certificates or otherwise, necessary to allow KOFAX to refrain from collections, such as sales tax, it is otherwise obligated to make. FCPA's obligations shall survive the termination of this Agreement.

13.     STOCK ROTATION

        FCPA shall be eligible to rotate Product stock in its inventory for new Product which has been upgraded to a new version of VRS, provided such new version of the Product affects the form, fit or function of the preceding version, under the following terms:


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        (a)     FCPA shall be eligible for, subject to full compliance with
                Subsections (b) and (c) below, stock rotation privileges for a dollar amount of Product not to exceed ten percent (10%) of the then current dollar value of Product shipped to FCPA, less any credits or returns, for the three month period immediately prior to the stock rotation months of April, July, October and January. No percentage of rotation allowable shall accrue from one period to the next. Credit shall be at the net current value of the Product, which is the price paid by FCPA, less any credits granted to FCPA.

        (b) An off-setting, non-cancelable Order for the same dollar amount in different Products than those rotated, must be submitted with request for stock rotation. Delivery dates scheduled under this purchase order shall not exceed thirty (30) days.

        (c) Product returned for stock rotation must have been purchased from KOFAX during the previous six (6) months, be new, unused and in factory sealed containers, and be returned to KOFAX freight prepaid.

14.     TRADEMARK

        (a) All Products purchased by FCPA from KOFAX under this Agreement shall be used, leased, rented, licensed or sold by FCPA only under trademarks and/or trade names of FCPA or those of FCPA's customers or their customers. FCPA shall not use KOFAX's trademarks or trade names on or in connection with Products except as required by law or governmental regulation or as expressly authorized by KOFAX.

        (b) FCPA grants KOFAX the right and KOFAX agrees to apply FCPA's trademarks or those of FCPA's customers to which FCPA has the right to have KOFAX apply to the Products (excluding any third party software which KOFAX may be licensed to use) to be manufactured and delivered to FCPA according to this Agreement, but at the expense of FCPA.

        (c) FCPA agrees to defend KOFAX against any claim of trademark infringement by reason of the use upon the Products and/or upon any printed material in connection therewith of FCPA's trademark and trade names or those of FCPA's customers when so directed by FCPA. FCPA shall indemnify and hold harmless against any damages and cost reasonably incurred by KOFAX in any such claim to the extent attributable to such claim. FCPA's obligations with respect to such claims are expressly conditioned upon KOFAX giving FCPA prompt notice of any such claim and granting FCPA in writing exclusive control over its defense or settlement and cooperation with FCPA in the defense of such claim at FCPA's expense.

        (d) KOFAX agrees to defend FCPA against any claim of copyright or trademark


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                infringement by reason of the use upon the Products and/or upon any printed material in connection therewith of KOFAX's software, trademark and trade names or those of KOFAX's customers when so directed by KOFAX. KOFAX shall indemnify and hold harmless against any damages and cost reasonably incurred by FCPA in any such claim to the extent attributable to such claim. KOFAX's obligations with respect to such claims are expressly conditioned upon FCPA giving KOFAX prompt notice of any such claim and granting KOFAX in writing exclusive control over its defense or settlement and cooperation with KOFAX in the defense of such claim at KOFAX's expense.

15.     SOFTWARE LICENSE

        (a) Object License. KOFAX grants FCPA a non-exclusive, non-transferable worldwide license to reproduce and distribute each Licensed Software (object code form only), for which the Licensed Software is to be integrated or adapted, as described in Exhibit B.

        (b) Internal Copies. FCPA may use the Licensed Software internally for testing, demonstrating, training, customer support, and promotional purposes. No royalty shall be due KOFAX for copies of the Licensed Software which have been distributed for testing, training, demonstration and promotional purposes.

16.     DOCUMENTATION

                KOFAX hereby grants FCPA the royalty-free right to reproduce, use, distribute and sell in FCPA's name all documentation associated with the Product under this Agreement. These rights with respect to documentation shall extend solely to FCPA.


17.     SHIPPING INSPECTION/ACCEPTANCE

        (a) KOFAX shall cause inspection of each lot of the Products, prior to shipment of such lot to FCPA, and shall provide to FCPA the records of such inspection upon written request by FCPA. KOFAX at FCPA's request will supply a Certificate of Conformance on each lot shipping to FCPA.

        (b) FCPA may attend and witness or participate in such inspection of the Products at the source as made by or for KOFAX, in order to determine that the Products conform with the Specifications, prior to acceptance of Delivery.

        (c) FCPA shall have twenty (20) days from the date of receipt of the Products to perform incoming inspection and acceptance testing on the Products to determine whether the Product performs in accordance with the Product Specifications as set forth in Exhibit A and in accordance with procedures agreed to between the parties.



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        (d)     In the event that any Products delivered by KOFAX fail to pass such incoming inspection, FCPA shall notify KOFAX of such failure specifying the nature of the failure within the twenty
                (20) day acceptance period.

        (e) Within five (5) business days after receipt of the notice of such defective Products, KOFAX shall:

                (i)     Replace such defective Products at KOFAX's expense,

                (ii) Replace any service parts at KOFAX's own cost, including labor.

18.     WARRANTY/DEFECTIVE PRODUCTS

        (a) KOFAX warrants that all Products shall meet the Product Specifications set forth in Exhibit A and that all Products shall be free from material defects in design and workmanship.

        (b) KOFAX further represents and warrants that KOFAX Products purchased under this Agreement will be Year 2000 compliant as set forth in Exhibit H and therefore will process date/time data during the transition from, into, and between the 20th and 21st centuries, provided that the computer system(s) to which the Products are connected accurately process the transition from, into, and between the 20th and 21st centuries. This warranty does not apply to any third-party branded products that may be bundled with Products or otherwise distributed by KOFAX.

        (c) If a Product is found to be defective within ninety (90) days from date of Delivery to FCPA, FCPA may return the defective Product to KOFAX for credit utilizing the then current RMA procedure as set forth in Exhibit D, in the container specified by KOFAX, transportation prepaid. Any revisions to the RMA Procedure shall be reasonably agreed to by both parties and shall be deemed incorporated into this Agreement upon its acceptance by FCPA.

        (d) After the initial ninety (90) day period, should any material defect in the Products be discovered by FCPA within the next twenty-four (24) months following the Delivery of such Products, FCPA shall notify KOFAX in writing of such defect promptly after discovery of such defect. In such case, KOFAX shall, within ten
                (10) business days after receipt of the notices of such defective Products specifying the nature of the defect, take appropriate measures including but not limited to the following as reasonably agreed to between FCPA and KOFAX.

                (i) To supply to FCPA, free of charge, at KOFAX's discretion repair and/or replacement Product of such material defective Products. FCPA will ship back defective Products to a location designated by KOFAX at KOFAX's expense.


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                (ii)    To replace such defective Products at KOFAX's expense.

                (iii) To modify the design of any Products (either delivered or undelivered to FCPA) at KOFAX's expense so as to make them non-defective Products.

        (e) In the case of Epidemic Failure, KOFAX shall repair or replace any Product which does not conform to the foregoing warranties set forth herein, including reimbursement of labor incurred by FCPA. FCPA will ship back defective parts to a location designated by KOFAX in connection with repairing such Products at KOFAX's expense and pursuant to its then current RMA procedures. Epidemic Failure means any out of specification Product or Part failure, resulting from the same cause or phenomena, which can be found (i) on a minimum of 5 units per shipment and (ii) affects at least 5% of the total shipments received by FCPA.

        (f)     The Warranty hereunder shall not apply to any Product:

                (i) Which has not been operated in accordance with the applicable operators manual, or

                (ii) Which has not been maintained in accordance with the Product Specifications.

19.     TRAINING

        For a period of ninety (90) days from the Effective Date of this Agreement, KOFAX will provide at no charge a reasonable amount of initial training, but no less than forty (40) hours of training, to corporate FCPA training personnel, sales persons, engineers, and all FCPA personnel necessary at the discretion of FCPA. After the initial training, FCPA and KOFAX will mutually agree on a training schedule, cost and location and FCPA will reimburse for actual per diem expenses of KOFAX Personnel. Training shall be adequate and sufficient to acquire all necessary information for the Product. Training shall include, at KOFAX's expense, the most current Product information, training materials updates, upgrades or enhancements to the Product.

20.     PRODUCTS LIABILITY AND INDEMNITY

        (a) KOFAX will defend at its own expense any suit brought against FCPA to the extent that it is based on a claim that Product made for FCPA in the form delivered to FCPA, caused damages to tangible property or personal injury, including death, of third parties provided that (i) FCPA shall notify KOFAX promptly in writing of any claim, (ii) KOFAX shall have sole control of the defense of any claim and all negotiations for its settlement or compromise, and (iii) FCPA shall provide complete authority, information, and assistance to KOFAX and its counsel for the defense of such claim Subject to subsection (b)


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                hereof, KOFAX shall indemnify and hold harmless FCPA against any damages finally awarded against FCPA in any such suit to the extent attributable to such claim.

        (b) KOFAX shall have no liability or obligation to FCPA hereunder with respect to such claims if the Product was used for other than its intended use or if the damages resulted from the gross negligence or willful misconduct by the end user. Neither Party nor its affiliates shall be liable for indirect, special or consequential damages.

        (c) THE FOREGOING STATES THE ENTIRE LIABILITY OF KOFAX AND ITS AFFILIATES WITH RESPECT TO PRODUCTS LIABILITY FOR ANY PRODUCTS DELIVERED UNDER THIS AGREEMENT.

21.     REGULATORY AGENCY COMPLIANCE

        KOFAX shall be responsible for obtaining certification of approvals from agencies listed in the Specification attached hereto.

22.     INDEPENDENT CONTRACTOR

        KOFAX is an independent contractor, and is not and shall not be deemed to be the legal representative or agent of FCPA for any purpose whatsoever, and KOFAX is not authorized by FCPA to transact business, incur obligations (express or implied), bill goods, or otherwise act in any manner in the name or on behalf of FCPA, or to make any promise, warranty or representation with respect to the Products or any other matter in the name or on behalf of FCPA. FCPA shall have no control over the manner of performance of KOFAX except as expressly provided herein.

23.     EXPORT LICENSES

        FCPA agrees that it will not export, directly or indirectly, any Products or technical data obtained under this Agreement to any country without first obtaining proper governmental licenses and/or approvals.

24.     SUPPORT

        (a) KOFAX will provide technical information (including technical bulletins and tips) to FCPA for support of Products and Parts. KOFAX hereby grants FCPA the right to duplicate and distribute technical information regarding Products which is not proprietary or confidential on an as needed basis with the prior approval of KOFAX. If available, KOFAX will provide to FCPA any user documentation and/or software (including technical information) for Products or similar KOFAX Products so that FCPA may use the contents, where applicable and allowable, in creating FCPA's user documentation. This does not imply any transfer of, and does not expressly transfer any ownership of intellectual


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

                property rights from KOFAX to FCPA.

        (b) KOFAX will provide reasonable program assistance and technical support capable of answering questions and resolving purchasing, shipment, billing and technical issues at the KOFAX location that processes FCPA's Orders.

        (c) KOFAX agrees to provide Repair Service for Product during the term of this Agreement at a mutually agreed upon price and for a minimum period of five (5) years following the last shipment of Product hereunder based on raw material availability at the price in effect at the time of last shipment. Product provided to FCPA under repair service shall be covered by a ninety (90) day warranty when the warranty period on the Product has passed. KOFAX shall have the option of not repairing Product one (1) year after last shipment to FCPA, however, if KOFAX elects to exercise this option FCPA will be provided with an alternative that is acceptable to FCPA, which such acceptance shall not be unreasonably withheld.

        (d) Product returned to KOFAX for repair shall be repaired and updated to the specifications of the original Product and updated with the latest Engineering Changes. KOFAX shall use commercially reasonable efforts to repair and ship the repaired Product back to FCPA within ten (IO) business days from receipt.

        (e) The VRS Problem Escalation Process, as set forth in the attached Exhibit E, will be used as a communication tool between FCPA and KOFAX to discuss Product problems and Product enhancement requests.

25.     PROPRIETARY INFORMATION

        (a) During the term of this Agreement each party may acquire valuable trade secrets and/or confidential and proprietary information of the other party or its affiliates. Confidential Information means all confidential and proprietary information which is disclosed by one party to the other party, which is marked confidential or which is identified in writing to be confidential within thirty (30) days after disclosure to the receiving party ("Confidential Information").


        (b) Each party agrees not to use the Confidential Information for any purpose whatsoever except for the purpose set forth herein. Each party agrees not to disclose the Confidential Information to any third person or to its employees or those of its affiliates except those employees who have a legitimate need to know and who agree to keep such information confidential. Each party agrees that it shall protect the confidentiality of, and take reasonable steps to prevent disclosure or unauthorized use of, the Confidential Information in order to prevent it from falling into the public domain or the possession of persons not legally bound to maintain its confidentiality, provided that in no event shall such party's obligations exceed the standard of care taken to protect its own


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

                confidential information of like importance. Each party will promptly advise the other party in writing of any misappropriation or misuse by any person of such Confidential Information and provide assistance to the injured party in any lawsuit related thereto. Each party acknowledges that its obligations hereunder survive in accordance with the terms hereof, notwithstanding the termination of the business relationship of the parties, for a period of five (5) years following the last disclosure of Confidential Information by the other party hereunder.

        (c) No copies of any Confidential Information may be made except to implement the purposes of this Agreement. Any materials, documents, notes, memoranda, drawings, sketches and other tangible items containing, consisting of or relating to the Confidential Information of a party which are furnished to the other party in connection with this Agreement, or are in the possession of the other party, and all copies thereof, remain the property of the party to which the Confidential Information is proprietary and shall be promptly returned to the party supplying the same upon a party's request therefor. Nothing contained in this Agreement shall be construed as granting any rights, by license or otherwise, in any Confidential Information except as specified in this Agreement.

        (d) Each party's obligations under this Agreement shall not apply to information which: (a) is known by that party or is publicly available at the time of disclosure by the disclosing party to the receiving party; (b) becomes publicly available after disclosure by the disclosing party to the receiving party through no act of either party; (c) is hereafter rightfully furnished to the receiving party by a third party without restriction as to use or disclosure; (d) is disclosed with the prior written consent of the disclosing party; (e) is information that was independently developed by the receiving party; or (f) is required to be disclosed pursuant to any judicial or administrative proceeding, provided that the receiving party immediately after receiving notice of such action notifies the disclosing party of such action to give the disclosing party the opportunity to seek any other legal remedies to maintain such information in confidence.

26.     INFRINGEMENT

        (a) KOFAX warrants that to its knowledge all of the Products furnished hereunder do not infringe any patent or copyright or other industrial property rights, trademark or tradename of a third party. KOFAX shall defend, indemnify and save FCPA and it's customers harmless from any loss, damage, cost or liability incurred by FCPA as a result of any action or suit based on a claim which, if true, would constitute a breach of the foregoing warranties (hereinafter "Infringement Claims"), provided, however, that KOFAX's said obligation shall be conditioned upon:

                (i) FCPA's notifying KOFAX of the existence of such action or suit promptly;

                (ii) FCPA's giving KOFAX full control of the conduct, including settlement of such action or suit;

                (iii)   FCPA's cooperating with KOFAX, at KOFAX's expense.

        (b) Following the notification of FCPA defined under Subsection 26(a)(i), KOFAX will at its own expense, either (i) procure for FCPA the right to continue using such Products royalty free,
                (ii) replace such Products to FCPA's reasonable satisfaction with non-infringing Products or equivalent quality and performance, or (iii) modify such Products so that they become non-infringing Products of equivalent quality and performance. If KOFAX is unable to provide any of the above alternatives, KOFAX must pay FCPA for all units sold to FCPA and then may terminate this Agreement by giving a written notice to FCPA. The foregoing constitutes the sole remedies available to FCPA and it's customers in the event of any such infringement.

27.     INTELLECTUAL PROPERTY RIGHTS

        KOFAX claims all rights, title and interest in the Products delivered by KOFAX under this Agreement and in all of KOFAX's patents, trademarks, trade names, inventions, copyrights, know-how and trade secrets relating to the design and operation of that Product. FCPA agrees that the execution of this Agreement does not in any way give FCPA rights to any KOFAX' intellectual property or patents. However, should there be any work product developed during the term of the Agreement which is a result of any intellectual property provided by FCPA, it shall be licensed subject to the terms of a separate agreement to be mutually agreed upon between the parties at a later date.

28.     ENGINEERING CHANGE NOTICES/PRODUCT CHANGES

        (a) KOFAX shall give FCPA at least ninety (90) days advance written notice of engineering changes that will affect the form, fit or function of any Product in FCPA's inventory.

        (b) KOFAX shall not make any form, fit, or function changes to the Product without the approval of FCPA. Subject to KOFAX's Quality Procedure, as set forth in the attached Exhibit F, KOFAX will document all proposed engineering changes as an Engineering Review Order ("ERO"). If applicable, sample of the proposed product change shall be provided with each ERO. FCPA shall have fifteen (15) business days to accept or reject such engineering change.

        (c) Following FCPA's approval of the ERO, KOFAX shall follow with an Engineering Change Order ("ECO") for FCPA's formal acceptance of the change. FCPA shall have eight (8) business days from ECO delivery for approval. FCPA's failure to approve the ECO within this stipulated time, shall deem the ECO officially accepted.

        (d) Accepted changes will be cut-in with the next production build of the Product or Product delivery. If FCPA rejects a change which affects the form, fit or function, rendering the Product unusable by FCPA, the parties shall work together to determine a reasonable resolution to the problem. Any safety related ECO's shall be corrected under warranty.

        (e) The implementation of KOFAX's Design and Change Control Procedure shall commence with initial production shipments to FCPA.

29.     END OF LIFE PRODUCTS

        Should Products be discontinued or should an ECN create modifications to the Product that require KOFAX to assign a new Product number to the affected Product then FCPA shall be entitled to make an End-of-Life ("EOL") buy or return the Product for credit as specified below. Should FCPA decide to make an EOL buy the Order must be within thirty (30) days of the date of notice and FCPA agrees to take Delivery of that Product within thirty (30) days of the date EOL Order is placed.

        FCPA shall use commercially reasonable efforts to sell any Product which have been deemed EOL'd during the EOL notice period. Any EOL Products remaining unsold and in FCPA's inventory, which was returned to FCPA by its OEM's and Distributors upon the date the Product is EOL'd may be returned for credit subject to the following terms:

        (a) All EOL'd Product returns must be made within sixty (60) days from the date the Product is EOL'd.

        (b) FCPA shall receive a credit for all such EOL'd Products returned, provided the EOL'd Product being returned was purchased and paid for by FCPA within six (6) months of the date of EOL notice.

        (c) Credit shall be based on the then current list price for the EOL'd Product as noted on the last version of KOFAX' price list containing the EOL'd Product, less any previously given credits or returns.

        (d) FCPA shall return the EOL'd Products utilizing KOFAX's then current RMA procedure.

        (e) Products returned must be new, unused and in factory sealed containers.

        (f) KOFAX shall pay freight charges provided that the choice of carrier remains solely with KOFAX.

30.     TERMINATION

        (a) Either Party may terminate this Agreement in whole or in part for any reason and without liability for that termination by giving a written ninety (90) day notice of termination to the other party.

        (b) Either party may terminate this Agreement, effective upon written notice to the other, if any one of the following events occur: (i) the other files a voluntary petition in bankruptcy;
                (ii) the other is adjudicated bankrupt; (iii) the other makes an assignment for the benefit of its creditors; (iv) a court assumes jurisdiction of the assets of the other under a federal bankruptcy or reorganization act; (v) a trustee or receiver is appointed by a court for all or a substantial portion of the assets of the other; (vi) there is a substantial change in the financial conditions of the other; or (vii) the other is unable to pay its debts as they become due.

        (c) Either party may terminate this Agreement upon written notice if the other party breaches this Agreement and fails to correct the breach within thirty (30) days following the receipt to a written notice specifying the breach.

        (d) Upon termination FCPA's inventory will be repurchased as follows: (i) KOFAX shall buy back FCPA inventory of KOFAX Products purchased and paid for during the previous six (6) months and on hand at FCPA's location as of the effective date of termination, and KOFAX shall have the option to buy back FCPA inventory of KOFAX Products purchased more than six (6) months previously and on hand at FCPA location as of the effective date of the termination. All Products returned by FCPA to KOFAX shall comply with the following conditions: (1) be returned freight prepaid within sixty (60) days of receipt of notification by KOFAX, (2) be shipped in the original shipping container to eliminate Product damage during shipment, and (3) be received at KOFAX's facility new, unused, undamaged and in good working condition.

        (e) Upon the giving by KOFAX or FCPA of notice of election to terminate this Agreement, excluding termination as provided in subsection (b) above, KOFAX agrees to accept Orders on cash terms, or such other terms as may be mutually agreed, for Products which FCPA is contractually obligated to furnish prior to termination and does not have in its inventory, provided that FCPA within ten (10) days after the expiration of this Agreement or termination, as hereinabove provided, furnishes evidence to KOFAX's satisfaction of the existence of the contractual obligation; and provided further that KOFAX has a sufficient number of Products in stock and available for distribution to supply the same to FCPA.

        (f) BOTH PARTIES ACKNOWLEDGE THAT IN THE EVENT OF TERMINATION OF THIS AGREEMENT NEITHER PARTY SHALL HAVE ANY RIGHT TO DAMAGES OR INDEMNIFICATION OF ANY NATURE, WHETHER BY WAY OF LOSS OF GOODWILL, FUTURE PROFITS, OR REVENUE, ON ACCOUNT OF EXPENDITURES, INVESTMENTS,

        LEASES, OR OTHER COMMITMENTS IN CONNECTION WITH THE BUSINESS OR GOODWILL OF EITHER PARTY, OR OTHERWISE

31.     MARKET DEVELOPMENT

        (a) KOFAX agrees to cooperatively work with FCPA in developing joint marketing programs for KOFAX VRS Ready scanners. KOFAX will offer cooperative marketing funds as well as supplement joint efforts with its own marketing programs.

        (b) KOFAX will terminate current plans to market a KOFAX VRS configuration for Fujitsu M-Series video scanners through the FCPA channel and will allow FCPA to OEM several VRS components for inclusion in new FCPA VRS Ready scanners.

        (c) KOFAX will not allow the shipment of non Fujitsu VRS enabled scanners prior to the first customer ship date of the KOFAX VRS Ready M3097DE scanner. For purposes of this Section, first customer ship shall be defined to mean no sooner than twenty
                (20), but no more than sixty (60), days KOFAX delivery of the initial purchase order issued by FCPA ("FCS").

        (d) KOFAX agrees to not allow the inclusion of the VRS Auto Adjustment brightness and contrast features in non-Fujitsu VRS scanners prior to six (6) months after the first shipment by FCPA of a mutually agreed upon version 1.03 of the Product.

        (e) FCPA will include a VRS logo, as approved by KOFAX, which will be installed by FCPA in a prominent location on the front of each scanner.

        (f) FCPA agrees to create an additional part number consisting of the three VRS components (VRS Grayscale Scanner Adapter, VRS cable, VRS software) which can be sold by FCPA for use with existing M-Series video scanners in the field as an upgrade kit.

        (g) FCPA agrees to use commercially reasonable efforts to participate in cooperative marketing efforts in conjunction with KOFAX's VRS marketing efforts.

        (h) A Shockwave version of the VRS interactive demo CD presentation will be provided to FCPA for use on the FCPA website.

32.     PUBLICITY

        Both parties agree not to disclose the terms and conditions of this Agreement, except as may be required by law or government regulation, including, without limitation, federal securities laws, and except to a party's accountants and attorneys without the prior written consent of the other party. The foregoing notwithstanding, either party may disclose that an Agreement has been signed by the parties for supply of Products by KOFAX to FCPA on an OEM basis.

33.     FORCE MAJEURE

        Neither FCPA nor KOFAX shall be liable to the other for delays in the performance of this Agreement if such delay is caused by strike, riots, wars, government regulations, acts of God, fire, flood, or other causes beyond its control; provided, however, if any such delay by KOFAX continues thirty (30) days or more, then FCPA shall have the option, exercisable by written notice to cancel all or any portion of Orders placed hereunder and to cancel this Agreement without charge or liability.

34.     GOVERNING LAW

        This Agreement shall be governed by and interpreted in accordance with the laws of the State of California.

35.     NOTICES

        Written notices are to be sent to FCPA at

                Fujitsu Computer Products of America, Inc.
                2904 Orchard Parkway
                San Jose, CA 95134
                Attn:   Manager, Contracts Administration

Written notices are to be sent to the KOFAX at:

                3 Jenner
                Irvine, CA 92618
                Attn:   Manager, Contracts Administration

36.     ASSIGNMENT

        Neither this Agreement nor any of the rights and obligations arising from it may be assigned or transferred in whole or in part to any third party without the prior written consent of the other party and any attempted assignment in violation of this Section shall be void. Notwithstanding the aforementioned, FCPA may assign this Agreement to its subsidiary or parent companies without prior notice to KOFAX and either party may assign this Agreement in connection with the sale of the business to which this Agreement relates. However, FCPA shall provide notice of such assignment to KOFAX within thirty (30) days after assignment.

37.     RELATIONSHIP

        This Agreement does not make either party the employee, agent, joint venture, partner or legal representative of the other for any purpose whatsoever. In fulfilling its obligations under this Agreement, each party shall be deemed to be an independent contractor.

38.     WAIVER

        No failure by either party to assert any right hereunder shall be deemed to be a waiver of such right in the event of the continuation or repetition of the circumstances giving rise to such right. The exercise of any right or remedy by either party shall not be deemed a waiver of any other right or remedy granted under this Agreement or available at law.

39.     AMENDMENT

        This Agreement may not be amended, except by written agreement signed by both parties.

40.     SURVIVAL

        (a) Even when this Agreement is terminated, cancelled or expires, any individual contract according to this Agreement of which the fulfillment date is beyond the termination, cancellation or expiration date shall survive this Agreement until the date of its final fulfillment.

        (b) The rights and obligations of the parties hereto accrued at the time of termination, cancellation or expiration of this Agreement and under Sections 12, 14, 15, 18, 20, 23, 24, 25, 26,
                27, 30, 34, 41, 42 and 43 shall survive any termination, cancellation or expiration of this Agreement.

41.     RIGHTS UPON TERMINATION OF AGREEMENT

        The parties recognize that termination of this Agreement in accordance with its terms or its failure to be renewed or extended may result in loss or damage to either party but hereby expressly agree that neither party shall be liable to the other by reason of any loss of damage resulting from such termination of this Agreement by the other or the failure of the Agreement to be renewed or extended (including, without limitation, any loss of prospective profits or any damage occasioned by loss of goodwill) or by reason of any expenditures, investments, leases or commitments made in anticipation of the continuance of this Agreement. The foregoing, however, shall not in any way relieve either party from liability to the other for damages arising out of any violation or breach of this Agreement.

42.     LIMITATION OF LIABILITY

        EXCEPT AS STATED HEREIN, KOFAX DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. KOFAX SHALL NOT BE LIABLE FOR INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES RESULTING FROM ANY USE, LEASE OR SALE OF THE PRODUCTS BY FCPA.

        EXCEPT AS EXPRESSLY PROVIDED HEREIN, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INDIRECT, INCIDENTAL, PUNITIVE, SPECIAL OR

        CONSEQUENTIAL DAMAGES ARISING IN CONNECTION WITH THIS AGREEMENT, ITS NEGOTIATION, FORMATION, BREACH, EXPIRATION OR TERMINATION.

43.     DISPUTE RESOLUTION

        Any controversy arising out of or relating to this Agreement, any modifications or extension hereof, or any Order, sale or performance hereunder, including any claim for damages or rescission, or both, shall be settled, by three arbitrators in Santa Clara County, California, if instituted by KOFAX, or Orange County, California if initiated by FCPA in accordance with the Commercial Rules then obtaining of the American Arbitration Association. Judgment on the award may be entered in any Court of competent jurisdiction. The parties consent that any process or notice of motion or other application to either of said courts, and any paper in connection with arbitration, may be served by certified mail, return receipt requested, or by personal service or in such other manner as may be permissible under the rules of the applicable court or arbitration tribunal, provided a reasonable time for appearance is allowed. The parties further agree that arbitration proceedings must be instituted within eighteen (18) months after the claimed breach occurred, and that the failure to institute arbitration proceedings within such period shall constitute an absolute bar to the institution of any proceedings and a waiver of all such claims. The prevailing party in any arbitration or other legal proceedings shall be entitled, in addition to any other rights or remedies it may have, to reimbursement for its expenses incurred thereby and in any subsequent enforcement of a judgment including court and arbitration costs, reasonable attorneys' fees, arbitrator's fees, and witness fees including those of expert witnesses.

44.     ENTIRE AGREEMENT

        This Agreement, including the attachments, constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes all previous agreements by and between the parties, as well as all proposals, oral or written, and all negotiations, conversation, and understandings heretofore had between the parties related to the subject matter of the Agreement. This Agreement supersedes any terms and conditions stated in any Order, acceptance or confirmation of Order to the extent they are inconsistent with this Agreement or purport to create obligations or rights additional to those set forth in this Agreement.

45.     HEADING

        Headings used in this Agreement are for convenience only and shall not be used in interpreting the provisions of this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed by duly authorized representatives of both parties hereto as of the date first written above.

KOFAX IMAGE PRODUCTS, INC.            FUJITSU COMPUTER PRODUCTS OF AMERICA, INC.

Signature:  /s/ RICHARD M. MURPHY     Signature:  /s/ K. T. PARKER
          ------------------------              -----------------------------
Name:  Richard M. Murphy              Name:  KEVIN T. PARKER
     -----------------------------         ----------------------------------

Title:  V.P. SALES                    Title:  V.P. FINANCE AND ADMINISTRATION
      --------------------------            ---------------------------------

Date:  2/5/99                         Date:  2/1/99
     -----------------------------         -----------------------------------